Manhattan Minerals Corp.
Second Quarter 2004

Suite 350 - 885 Dunsmuir Street, Vancouver, British Columbia, Canada, V6C 1N5

E-MAIL: info@manhattan-min.com OR VISIT	CONTACT US AT INVESTOR RELATIONS
OUR WEBSITE AT: www.manhattan-min.com	Toll Free USA and Canada: 1-800-810-7111

NOTICE OF NO AUDITOR REVIEW OF INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3)(a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company's management.

The Company's independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity's auditor.

Manhattan Minerals Corp.
Consolidated Balance Sheets
(expressed in thousands of United States dollars)
(Unaudited)

	June 30,	December 31,
	2004	2003
	$	$
Assets

Current assets
Cash	70	1,083
Accounts receivable	81	23
Prepaid expenses and deposits	53	56
	204	1,162
Exploration expenditures (Note 2)	5,160	4,948

Other capital assets	18	15
	5,382	6,125

Liabilities

Current liabilities
Accounts payable and accrued liabilities	1,086	1,005

Convertible promissory notes (Note 3)	1,025	791

	2,111	1,796

Shareholders' Equity

Capital Stock (Note 4)	108,504	108,215
Stock based compensation and warrants	751	648
Equity component of convertible promissory notes	235	235
Warrants	957	957

Deficit	(107,176)	(105,726)
	3,271	4,329
	5,382	6,125
Going concern and nature of operations (Note 1)

Approved by the Board of Directors

(Signed)	(Signed)
"Peter J. Guest"	"Bryan Morris"
Director	Director

Manhattan Minerals Corp.
Consolidated Statements of Operations and Deficit
(expressed in thousands of United States dollars, except shares and per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,

	2004	2003	2004	2003
	$	$	$	$

Expenses

Corporate general and administrative	581	235	1,118	424

Other expenses (income)

Stock based compensation	71	186	83	217
Foreign exchange (gain) on convertible debt	(18)	-	(26)	-
Foreign exchange (gain) loss	2	(22)	16	26
Financing	128	95	260	183
Interest income	-	(4)	(1)	(4)

	183	255	332	422

Loss for the period	764	490	1,450	846

Deficit - beginning of period
As previously reported	106,412	44,644	105,108	44,319
Accounting change	-	345	618	314
As restated	106,412	44,989	105,726	44,633

Deficit - end of period	107,176	45,479	107,176	45,479

Basic and diluted loss per common share	(0.01)	(0.01)	(0.03)	(0.02)

Weighted average number of common shares
outstanding	58,390,020	53,069,979	57,602,051	50,065,935

Number of common shares outstanding	60,055,510	55,208,882	60,055,510	55,208,882

Manhattan Minerals Corp.
Consolidated Statements of Cash Flows
(expressed in thousands of United States dollars)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
	$	$	$	$

Cash flows from operating activities
Loss for the period	(764)	(490)	(1,450)	(846)
Amortization	1	1	1	4
Foreign exchange (gain) loss	(6)	(52)	5	(57)
Financing	128	62	260	123
Compensation and consulting	74	11	74	11
Stock based compensation	71	186	83	217
Net changes in non-cash working capital	108	(194)	(53)	45
Severance costs	-	(7)	-	(28)

	(388)	(483)	(1,080)	(531)

Cash flows from financing activities
Proceeds from exercise of options	-	-	-	13
Proceeds from exercise of warrants	-	110	-	294
Common share net proceeds	222	3,099	222	3,099
Share issue costs	-	(307)	-	(307)

	222	2,902	222	3,099

Cash flows from investing activities
Exploration expenditures	(120)	(910)	(120)	(1,133)
Other capital assets	-	(2)	(4)	(2)

	(120)	(912)	(124)	(1,135)

Foreign exchange gain (loss) on cash held in
foreign currency	(12)	52	(31)	57

Net cash and cash equivalent provided (used)
during the period	(298)	1,559	(1,013)	1,490

Cash and cash equivalents - beginning of period	368	2	1,083	71

Cash and cash equivalents - end of period	70	1,561	70	1,561

Supplemental cash flow information (Note 5)

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

1. Going Concern and Nature of Operations

These interim financial statements should be read in conjunction with the most recent annual financial statements of Manhattan Minerals Corp. (the "Company") for the year ended December 31, 2003 (the "Annual Financial Statements"). These financial statements follow the same accounting policies and methods of application as those in the Company's Annual Financial Statements.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. At June 30, 2004, the Company had a working capital deficit of $882,000 and will require additional funds in order to satisfy current and estimated general and administrative activities, and any potential property acquisitions or obligations for the remainder of 2004. Therefore, there is substantial doubt about the Company's ability to continue as a going concern.

The ability of the Company to continue as a going concern and to realize the carrying values of its assets and discharge its liabilities when due is dependent upon the raising of additional capital. Management is investigating the possibility of raising additional capital through private placements and believes raising sufficient additional capital will mitigate the adverse conditions and events that raise doubt about the validity of the going concern assumption used in preparing these financial statements. However, there can be no assurance that it will be able to raise additional capital in the future. These financial statements do not give effect to any adjustments, which may be necessary should the Company be unable to continue as a going concern. Such adjustments may be material.

Measurement Uncertainty

In July 2004, the Company exercised its purchase option to acquire 51% of the mining rights to the Papayo concessions by making a one-time payment of $50,000 to Compania de Exploraciones, Desarrollo e Inversiones Mineras, S.A. ("Cedimin"). The Company believes that all of the requirements for exercise of the option have been satisfied. However, there exists a difference of opinion with Cedimin regarding the validity of the exercise and the matter is the subject of ongoing review and negotiation.

In the event that the Company and Cedimin do not resolve this difference in favour of the Company, the Company's property interest may be deemed impaired, necessitating a write-down of up to $2,740,000, which would be charged to the statement of operations.

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

2. Exploration Expenditures
	June 30,	December 31,
	2004	2003
	$	$
Tambogrande Project
Tambogrande Concessions	1	1
Lancones Concessions	2,419	2,235
Papayo Joint Venture	2,740	2,712

	5,160	4,948

3. Convertible Promissory Notes

In October 2002, the Company issued 2,364 units, each unit comprising one Cdn.$1,000 convertible promissory note and 1,960 share purchase warrants, for total gross proceeds of $1,504,000 (Cdn.$2,364,000). The promissory notes mature 3 years from the issue date, are non-interest bearing and non-transferable. The principal amount of the notes is collateralized by a first security interest against certain of the Company's exploration assets in Peru. Each share purchase warrant entitles the holder to purchase one common share of the Company at a price of Cdn.$0.51 up to October 16, 2005. The Company may redeem the notes by repaying the principal amount plus a redemption premium of 15% if redeemed by October 16, 2004 and 20% if redeemed by October 16, 2005. The holder may convert the notes into common shares of the Company at a price which is the greater of Cdn.$0.40 or the current market price of the common shares less the maximum allowable discount permitted by the Toronto Stock Exchange at the conversion date.

During the three and six month periods ended June 30, 2004 an accretion charge of $128,000 and $260,000, respectively, ($95,000 and $183,000 during the three and six months ended June 30, 2003) related to the convertible promissory notes was charged to operations and was recorded as a financing expense. In addition, foreign exchange gains of $18,000 and $26,000 in the three and six months ended June 30, 2004, arising on the retranslation of the convertible debt at each quarter-end were reflected in the statement of operations and deficit.

4. Capital Stock

During the three months ended June 30, 2004, the Company received gross proceeds of $222,000 (Cdn.$301,500) by way of the following private placements:

a) 666,666 common shares at a price of Cdn.$0.15 per share.
b) 400,000 units at a price of Cdn.$0.16 per unit, each unit comprising one common share and one-half of a share purchase warrant entitling the holder to purchase an additional common share for each whole warrant at an exercise price of Cdn.$0.17 per share. The warrants have a one-year term expiring between June 23, 2005 and June 28, 2005.

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

c) 916,666 units at a price of Cdn.$0.15 per unit, each unit comprising one common share and one-half of a share purchase warrant entitling the holder to purchase an additional common share for each whole warrant at an exercise price of Cdn.$0.17 per share. The warrants have a one-year term expiring on June 28, 2005.

During the three months ended June 30, 2004, $74,000 in salaries and consulting fees was settled by the issuance of 675,671 common shares, $8,000 in directors' fees was settled by the issuance of 74,138 common shares, and during the six months ended June 30, 2004, $13,000 in accounts payable was settled by issuance of 47,666 common shares. All of these shares were issued from the Share Compensation Plan.

In the three months ended June 30, 2004, the Company granted 1,270,000 stock options with exercise prices ranging from Cdn.$0.145 to Cdn.$0.195. These options vest as to 50% immediately upon grant and 50% on the one-year anniversary of the date of grant and have five-year terms.

Stock Based Compensation

Effective January 1, 2004, the Company adopted the new accounting standard for stock based compensation, CICA 3870, which uses the fair value method of accounting for stock options granted to employees and directors. Accordingly, compensation expense was recorded for options granted prior to 2004 on a retroactive basis. Prior accounting periods and retained earnings have been restated to show the effect of compensation expense associated with stock options grants to employees and directors.

The fair values of the stock options were estimated at the grant date using the Black-Scholes option pricing model with the following assumptions: a risk free rate of 4%, an expected life of 5 years, an expected volatility of 103%, and expected dividends of nil.

5. Supplemental Cash Flow Information

	Three Months Ended		Six Months Ended

	June 30,	June 30,	June 30,	June 30,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	$	$	$	$
Significant non-cash operating, financing, and
investing activities
Common shares issued for project expenditures	-	64	-	80
Common shares issued for severance liability	-	-	-	62
Common shares issued for liabilities	74	41	87	41
Common shares issued for directors fees	8	2	8	2

Manhattan Minerals Corp.
Notes to Consolidated Financial Statements
(all tabular amounts are expressed in thousands of United States dollars, except number of shares and per share amounts)
(Unaudited)

6. Segmented Financial Information

The Company operates in one segment: exploration and development of base and precious metals in Peru. Other reconciling adjustments comprise corporate general and administrative costs, financing expenses, foreign exchange, interest income, assets, capital expenditures, and amortisation reported by the Canadian head office.

		Other
	Expenditures	Reconciling
	Exploration	Adjustments	Total
	(unaudited)	(unaudited)	(unaudited)
	$	$	$
Six months ended
June 30, 2004

Loss for the period	-	1,450	1,450
Total assets	5,257	125	5,382
Capital expenditures	120	4	124
Amortisation	-	1	1

Six months ended
June 30, 2003

Loss for the period	-	846	846
Total assets	63,293	1,482	64,775
Capital expenditures	1,133	2	1,135
Amortisation	-	4	4

Three months ended
June 30, 2004

Loss for the period	-	764	764
Total assets	5,257	125	5,382
Capital expenditures	120	-	120
Amortisation	-	1	1

Three months ended
June 30, 2003

Loss for the period	-	490	490
Total assets	63,293	1,482	64,775
Capital expenditures	910	2	912
Amortisation	-	1	1